Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Investors
Bob Okunski
408-240-5447
Bob.Okunski@sunpowercorp.com

Media
Helen Kendrick
408-240-5585
Helen.Kendrick@sunpowercorp.com

SunPower Reports Fourth-Quarter and Fiscal Year 2012 Results

Q4 2012 GAAP Revenue of $679 million, Non-GAAP Revenue of $785 million
2012 GAAP Revenue of $2.42 billion, Non-GAAP Revenue of $2.62 billion

SAN JOSE, Calif., Feb. 7, 2013 - SunPower Corp. (NASDAQ: SPWR) today announced financial results for its 2012 fourth quarter and fiscal year ended Dec. 30, 2012.

($ Millions except per-share data)	4th Quarter 2012	3rd Quarter 2012	4th Quarter 2011	2012	2011
GAAP revenue (1)	$678.5	$648.9	$625.3	$2,417.5	$2,374.4
GAAP gross margin	6.9%	12.4%	6.8%	10.2%	9.5%
GAAP net loss (2)	($144.8)	($48.5)	($93.0)	($352.0)	($613.7)
GAAP net loss per diluted share (2)	($1.22)	($0.41)	($0.94)	($3.01)	($6.28)
Non-GAAP gross margin (3)	18.7%	14.1%	11.3%	15.4%	13.2%
Non-GAAP net income (loss) per diluted share (3)	$0.18	$0.03	$0.04	$0.18	$0.16
Megawatts (MW) produced	153	227	261	936	922

(1)
GAAP revenue excludes $106.1 million and $186.4 million for the fourth quarter of fiscal 2012 and the fourth quarter of fiscal 2011, respectively, and includes $42.3 million for the third quarter of fiscal 2012, in revenue related to the construction of utility power plant projects and construction activities. Similarly, GAAP revenue excludes $204.8 million and $186.4 million for fiscal 2012 and 2011, respectively, related to the construction of utility power plant projects and construction activities. See details in the non-GAAP measure disclosure included in this press release.

(2)
GAAP results include approximately $179.3 million, $47.5 million and $93.0 million for the fourth quarter of fiscal 2012, the third quarter of fiscal 2012 and the fourth quarter of fiscal 2011, respectively, in net, pre-tax charges and adjustments excluded from non-GAAP results. 2012 and 2011 GAAP results include $371.3 million and $608.7 million, respectively, in net, pre-tax charges and adjustments excluded from non-GAAP results.

(3)	A reconciliation of GAAP to non-GAAP results is included at the end of this press release.

“We exited 2012 with strong fourth-quarter results as we benefitted from our diversified downstream channel strategy, solid execution on our cost roadmap and increased customer demand for our high efficiency, industry leading technology,” said Tom Werner, SunPower president and CEO. “North America remained our most significant market for the quarter as evidenced by our sale of the 579 megawatt (MW) Antelope Valley Solar Projects (AVSP) to MidAmerican Solar, a transaction that further reinforces our strong bankability. Additionally, the California Valley Solar Ranch (CVSR) project owned by NRG Energy is now more than 75 percent complete and we remain on plan to finish this project by the end of this year. In residential lease, our fourth-quarter performance was solid and we see significant long-term global growth opportunities in this segment due to our compelling value proposition, low total system costs and downstream footprint. With our recently announced $100 million residential leasing partnership with U.S. Bancorp, and additional financings currently in process, we are well positioned in the North American residential lease segment for 2013. In Asia, we expanded our presence in the Japanese rooftop market as a result of our significant partnerships and signed a joint venture in China to manufacture our SunPower C7 Tracker product for power plant projects. In Europe, industry conditions remain challenging but our cost reduction programs and ability to leverage our existing infrastructure to further evolve our go-to-market strategy with innovative programs will enable us to return to profitability in this region in the second half of 2013.

“Operationally, we executed well on our accelerated cost reduction roadmap as we beat our blended cost per watt goal for the fourth quarter and fiscal year as overall manufacturing cost declined by more than 25 percent for 2012,” continued Werner. “It was also a year where we extended our technology leadership position with initial production of our 23.5 percent mean efficiency, third-generation Maxeon solar cell, as well as the industry's first 21 percent efficient solar panel. Customers continue to choose SunPower due to our high efficiency technology, superior energy output and industry leading quality which drives a competitive total system cost across all of our end markets.

“2012 was a difficult year for the industry and I'm very pleased with our competitive position. As we look into 2013, we enter the year with a solid foundation to win in the power plant and rooftop segments. Importantly, with the monetization of our AVSP projects, continued construction of our CVSR installation and further expected gains in our residential business, we now have significant revenue and margin visibility for our business for multiple years. This visibility, combined with our diversified end market approach, strong technology roadmap, cost reduction initiatives and solid balance sheet, gives us confidence that 2013 will be a much stronger year financially for SunPower," concluded Werner.

Key milestones achieved by the company since the third quarter of 2012 include:

•	Sold 579-MW AVSP projects, the largest permitted PV development in the world, to MidAmerican Solar

•	Achieved more than 25 percent blended panel cost reduction in 2012

•	Installed more than 180 MW to date for 250-MW CVSR project - 130-MW grid connected

•	Signed Chinese SunPower C7 Tracker concentrator joint venture agreement

•	Started construction of two projects in South Africa totaling 33-MW

•	Record volume to Japan - approximately 15 percent of shipments in the fourth quarter

•	Finalized agreement with U.S. Bancorp for $100 million in lease financing capacity

•	Residential lease program - 14,200 customers / 114 MW booked to date

“Our fourth quarter results reflect the continued execution of our long-term strategic plan as we exceeded our margin targets for the quarter and significantly strengthened our overall financial position,” said Chuck Boynton, SunPower CFO. “In addition, we successfully managed our working capital during the fourth quarter as we further reduced inventory by $115 million while driving $40 million in free cash flow. For 2013, we will continue our focus on prudently managing our balance sheet, and firmly believe we can sustainably increase our earnings and free cash flow while building significant shareholder value in our residential leasing program.”

Fourth quarter fiscal 2012 GAAP results include pre-tax charges, expenses and adjustments totaling approximately $179.3 million, including a $82.3 million gross margin adjustment related to the timing of revenue recognition from utility power plant projects and construction activities, $39.6 million in restructuring charges related to various restructuring plans put in place to restructure the company's global operations and improve overall operating efficiency, $19.2 million in stock-based compensation, non-cash interest expense and amortization of intangible expenses, $2.8 million related to charges on manufacturing step reduction program, $14.1 million related to a non-recurring impairment of idle equipment, $19.7 million related to settlement in the class action lawsuit and $1.6 million related to acquisition and integration costs. These adjustments and charges are excluded from the company's non-GAAP results. Additionally, fourth-quarter GAAP results exclude an adjustment of approximately $106.1 million in revenue related to GAAP real estate accounting requirements.

First Quarter 2013 Financial Outlook
The company's first quarter 2013 consolidated non-GAAP guidance is as follows: revenue of $475 million to $550 million, gross margin of 18 percent to 22 percent, earnings per diluted share of $0.05 to $0.20, capital expenditures of $30 million to $40 million and MW recognized in the range of 150 MW to 170 MW. On a GAAP basis, the company expects revenue of $450 million to $525 million, gross margin of 3 percent to 7 percent and loss per diluted share of $0.85 to $0.60.

This press release contains both GAAP and non-GAAP financial information. Non-GAAP historical figures are reconciled to the closest GAAP equivalent categories in the financial attachment of this press release. Please note that the company has posted supplemental information and slides related to its fourth quarter 2012 performance on the Events and Presentations section of the SunPower Investor Relations page at http://investors.sunpowercorp.com/events.cfm. The capacity of power plants in this release is described in approximate megawatts on an alternating current (ac) basis unless otherwise noted.

About SunPower

SunPower Corp. (NASDAQ: SPWR) designs, manufactures and delivers the highest efficiency, highest reliability solar panels and systems available today. Residential, business, government and utility customers rely on the company's quarter century of experience and guaranteed performance to provide maximum return on investment throughout the life of the solar system. Headquartered in San Jose, Calif., SunPower has offices in North America, Europe, Australia, Africa and Asia. For more information, visit www.SunPowercorp.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that do not represent historical facts and may be based on underlying assumptions. The company uses words and phrases such as “on plan,” “opportunity,” “in process,” “well positioned,” “to manufacture,” “will,” “continue to,” “to win,” “expected,” “visibility,” “agreement with,” “continued,” “believe,” “guidance,” and similar expressions to identify forward-looking statements in this press release, including forward-looking statements regarding:  (a) remaining on plan to complete the construction of CVSR by end of 2013; (b) long term global growth opportunity for our residential lease program, being well positioned for NA residential lease segment in 2013 and expected gains in our residential business; (c) additional financings currently in process for residential lease; (d) signing an agreement to manufacture C7 in China; (e) returning to profitability in Europe in the second half of 2013; (f) customers continuing to choose SunPower; (g) entering 2013 with a solid foundation to win in power plant and rooftop segments; (h) revenue and margin visibility for multiple years; (i) 2013 being a much stronger year financially for SunPower; (j) agreement with US Bancorp for lease financing capacity; (k) sustainably increasing earnings and free cash flow, while building significant shareholder value in our leasing program for 2013; and (l) forecasted GAAP and non-GAAP Q1 2013 revenues, GAAP and non-GAAP gross margins, GAAP and non-GAAP earnings/loss per diluted share, capital expenditures and MW recognized. Such forward-looking statements are based on information available to the company as of the date of this release and involve a number of risks and uncertainties, some beyond the company's control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including risks and uncertainties such as:  (i) increasing supply and competition in the industry and lower average selling prices, impact on revenues, gross margins, and any revaluation of inventory as a result of decreasing ASP or reduced demand; (ii) the impact of regulatory changes and the continuation of governmental and related economic incentives promoting the use of solar power, and the impact of such changes on our revenues, financial results, and any potential impairments or write off to our intangible assets, project assets and long-lived assets; (iii) events that prevent or delay notice to proceed from being issued for the Antelope Valley Solar Ranch phase 1 project (309 MW), company's success in completing the design, construction and maintenance of CVSR and Antelope Valley Solar Ranch, and any early termination in the agreements between NRG or MidAmerican and SunPower for these projects, and any liquidated damages that are payable under these agreements; (iv) the company's ability to meet its cost reduction plans and reduce its operating expenses; (v) the company's ability to obtain and maintain an adequate supply of raw materials, components, and solar panels, as well as the price it pays for such items, third parties' willingness to renegotiate or cancel above market contracts, and the resolution of any disputes relating to suppliers; (vi) general business and economic conditions, including seasonality of the solar industry and growth trends in the solar industry; (vii) the company's ability to obtain additional financing for its residential lease program and its ability to grow the residential lease program in NA and globally; (viii) construction difficulties or potential delays, including obtaining land use rights, permits, license, other governmental approvals, and transmission access and upgrades, and any litigation relating thereto; (ix) timeline for revenue recognition and impact on the company's operating results; (x) the significant investment required to construct power plants and the company's ability to sell or otherwise monetize power plants; (xi) fluctuations in the company's operating results and its unpredictability; (xii) the availability of financing arrangements for the company's projects and the company's customers; (xiii) potential difficulties associated with operating the joint venture with AUO; (xiv) success in achieving cost reduction, and the company's ability to remain competitive in its product offering, obtain premium pricing while continuing to reduce costs and achieve lower targeted cost per watt; (xv) the company's liquidity, substantial indebtedness, and its ability to obtain additional financing; (xvi) manufacturing difficulties that could arise;(xvii) the company's ability to achieve the expected benefits from its relationship with Total; (xviii) the success of the company's ongoing research and development efforts and the acceptance of the company's new products and services; (xix) the company's ability to protect its intellectual property; (xx) the company's exposure to foreign exchange, credit and interest rate risk; (xxi) the joint venture in China's ability to obtain all required government approvals and the company's ability to successfully operate the joint venture in China; (xx) being able to manage market conditions in Europe and reach profitability in Europe; (xxi) the accuracy of assumptions and compliance with treasury cash grant and IRS guidance, and the timing and amount of cash grant and investment tax credit received; (xxii) possible consolidation of the joint venture AUO SunPower; and (xxiii) other risks described in the company's Annual Report on Form 10-K for the year ended January 1, 2012, Quarterly Reports on Form 10-Q for the quarters ended April 1, 2012, July 1, 2012 and September 30, 2012, and other filings with the Securities and Exchange Commission.  These forward-looking statements should not be relied upon as representing the company's views as of any subsequent date, and the company is under no obligation to, and expressly disclaims any responsibility to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

SUNPOWER CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	Dec. 30, 2012	Jan. 1, 2012
		(1) (2)
ASSETS
Cash and cash equivalents	$457,487	$725,618
Restricted cash and cash equivalents	46,964	79,555
Investments	10,885	9,145
Accounts receivable, net	398,150	438,633
Costs and estimated earnings in excess of billings	36,395	54,854
Inventories	291,386	445,501
Advances to suppliers	351,405	327,521
Prepaid expenses and other assets	889,116	664,587
Property, plant and equipment, net	774,909	643,882
Project assets—plants and land	83,507	58,857
Goodwill and other intangible assets, net	744	70,977
Total assets	$3,340,948	$3,519,130
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$414,335	$441,655
Accrued and other liabilities	582,991	415,530
Billings in excess of costs and estimated earnings	225,550	170,828
Bank loans and other debt	390,361	366,395
Convertible debt	438,629	619,978
Customer advances	295,730	230,019
Total liabilities	2,347,596	2,244,405
Stockholders’ equity	993,352	1,274,725
Total liabilities and stockholders’ equity	$3,340,948	$3,519,130

(1)	As adjusted to reflect the balances of Tenesol S.A. beginning October 10, 2011, as required under the accounting guidelines for a transfer of an entity under common control.

(2)	As adjusted to conform to the current period presentation for solar power systems leased and to be leased.

SUNPOWER CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	Dec. 30, 2012	Sep. 30, 2012	Jan. 1, 2012	Dec. 30, 2012	Jan. 1, 2012
			(1)		(1)
Revenue:
AMERICAS	$520,200	$502,373	$323,460	$1,696,348	$1,266,347
EMEA	89,410	88,547	248,635	489,484	924,337
APAC	68,915	58,028	53,181	231,669	183,692
Total revenue	678,525	648,948	625,276	2,417,501	2,374,376
Cost of revenue:
AMERICAS	437,355	409,432	292,306	1,415,417	1,131,771
EMEA	137,071	111,622	247,712	559,993	868,330
APAC	57,222	47,121	42,980	195,693	148,057
Total cost of revenue	631,648	568,175	582,998	2,171,103	2,148,158
Gross margin	46,877	80,773	42,278	246,398	226,218
Operating expenses:
Research and development	17,670	14,956	16,210	63,456	57,775
Selling, general and administrative	101,858	69,714	88,016	310,246	331,380
Restructuring charges	39,634	10,544	7,458	100,823	21,403
Goodwill and other intangible asset impairment	—	59,581	—	59,581	349,758
Total operating expenses	159,162	154,795	111,684	534,106	760,316
Operating loss	(112,285)	(74,022)	(69,406)	(287,708)	(534,098)
Other income (expense):
Gain (loss) on sale of equity interest in unconsolidated investee	—	—	(5,052)	—	5,937
Gain on share lending arrangement	—	50,645	—	50,645	—
Interest and other income (expense), net	(24,443)	(25,146)	(17,328)	(92,600)	(74,371)
Other income (expense), net	(24,443)	25,499	(22,380)	(41,955)	(68,434)
Loss before income taxes and equity in earnings (loss) of unconsolidated investees	(136,728)	(48,523)	(91,786)	(329,663)	(602,532)
Benefit from (provision for) income taxes	(9,300)	(593)	755	(21,842)	(17,208)
Equity in earnings (loss) of unconsolidated investees	1,257	578	(1,929)	(515)	6,003
Net loss	$(144,771)	$(48,538)	$(92,960)	$(352,020)	$(613,737)
Net loss per share of common stock:
Net loss per share – basic	$(1.22)	$(0.41)	$(0.94)	$(3.01)	$(6.28)
Net loss per share – diluted	$(1.22)	$(0.41)	$(0.94)	$(3.01)	$(6.28)
Weighted-average shares:
- Basic	119,148	118,952	98,527	117,093	97,724
- Diluted	119,148	118,952	98,527	117,093	97,724

(1)	As adjusted to reflect the balances of Tenesol S.A. beginning October 10, 2011, as required under the accounting guidelines for a transfer of an entity under common control.

SUNPOWER CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands)
(Unaudited)

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	Dec. 30, 2012	Sep. 30, 2012	Jan. 1, 2012	Dec. 30, 2012	Jan. 1, 2012
			(1)		(1)
Net loss	$(144,771)	$(48,538)	$(92,960)	$(352,020)	$(613,737)
Components of comprehensive loss:
Translation adjustment	843	148	(2,666)	(959)	1,401
Net unrealized gain (loss) on derivatives	22	(2,611)	1,833	(10,716)	(175)
Income taxes	(4)	490	(975)	2,012	2,276
Net change in accumulated other comprehensive income (loss)	861	(1,973)	(1,808)	(9,663)	3,502
Total comprehensive loss	$(143,910)	$(50,511)	$(94,768)	$(361,683)	$(610,235)

(1)	As adjusted to reflect the balances of Tenesol S.A. beginning October 10, 2011, as required under the accounting guidelines for a transfer of an entity under common control.

SUNPOWER CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	Dec. 30, 2012	Sep. 30, 2012	Jan. 1, 2012	Dec. 30, 2012	Jan. 1, 2012
		(2)	(1) (2)	(2)	(1) (2)
Cash flows from operating activities:
Net loss	$(144,771)	$(48,538)	$(92,960)	$(352,020)	$(613,737)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock-based compensation	9,260	9,271	8,907	42,439	46,736
Depreciation	25,909	24,385	23,121	108,656	107,100
Loss on retirement of property, plant and equipment	21,408	10,990	—	77,807	—
Amortization of other intangible assets	1,015	2,622	2,758	9,114	23,372
Goodwill impairment	—	46,734	—	46,734	309,457
Other intangible asset impairment	—	12,847	—	12,847	40,301
Loss on sale of investments	—	—	—	—	191
Gain on mark-to-market derivatives	—	—	(12)	(4)	(343)
Non-cash interest expense	8,841	13,990	7,515	38,177	28,627
Amortization of debt issuance costs	946	1,019	930	3,845	5,126
Amortization of promissory notes	—	—	—	—	3,486
Loss (gain) on sale of equity interest in unconsolidated investee	—	—	5,052	—	(5,937)
Gain on change in equity interest in unconsolidated investee	—	—	—	—	(322)
Third-party inventories write-down	—	—	7,252	8,869	23,651
Project assets write-down related to change in European government incentives	—	—	—	—	16,053
Gain on share lending arrangement	—	(50,645)	—	(50,645)	—
Equity in (earnings) loss of unconsolidated investees	(1,257)	(578)	1,929	515	(6,003)
Deferred income taxes and other tax liabilities	(4,442)	(2,553)	(13,525)	(4,332)	(14,385)
Changes in operating assets and liabilities:
Accounts receivable	(113,343)	(32,108)	71,970	11,522	23,383
Costs and estimated earnings in excess of billings	29,167	3,027	44,469	18,458	41,165
Inventories	78,400	4,491	38,759	28,324	(81,994)
Project assets	78,520	(62,671)	9,129	(23,397)	(34,113)
Prepaid expenses and other assets	(100,720)	46,276	(59,643)	(136,121)	(182,687)
Advances to suppliers	6,110	(11,673)	(30,957)	(23,883)	(40,492)
Accounts payable and other accrued liabilities	134,572	20,718	(18,176)	91,564	46,256
Billings in excess of costs and estimated earnings	85,926	(6,036)	107,143	54,723	121,488
Customer advances	25,663	35,953	51,015	65,711	49,317
Net cash provided by (used in) operating activities	141,204	17,521	164,676	28,903	(94,304)
Cash flows from investing activities:
Decrease (increase) in restricted cash and cash equivalents	(21,750)	2,720	146,955	32,591	176,744
Purchases of property, plant and equipment	(25,753)	(16,389)	(45,984)	(104,786)	(131,512)
Cash paid for solar power systems, leased and to be leased	(49,791)	(49,249)	(11,631)	(150,446)	(11,631)
Purchases of marketable securities	—	(1,436)	(218)	(1,436)	(9,180)
Proceeds from sale of equipment to third-party	5	—	13	424	514
Proceeds from sales or maturities of available-for-sale securities	—	—	—	—	43,759
Cash received for sale of investment in unconsolidated investee	—	—	51,303	17,403	75,346
Cash paid for investments in unconsolidated investees	(3,817)	—	—	(13,817)	(80,000)
Net cash provided by (used in) investing activities	(101,106)	(64,354)	140,438	(220,067)	64,040
Cash flows from financing activities:
Proceeds from issuance of bank loans, net of issuance costs	25,000	—	—	150,000	489,221
Proceeds from issuance of project loans, net of issuance costs	—	13,830	—	27,617	—
Proceeds from residential lease financing	33,568	18,562	—	60,377	—
Proceeds from recovery of claim in connection with share lending arrangement	—	50,645	—	50,645	—
Repayment of bank loans, project loans and other debt	(27,651)	(25,295)	—	(154,078)	(377,124)
Cash paid for repurchased convertible debt	—	—	—	(198,608)	—
Proceeds from private offering of common stock, net of issuance costs	—	(65)	—	163,616	—
Cash increase in connection with the transfer of entities under common control	—	—	50,443	—	50,443
Cash distributions to Parent in connection with the transfer of entities under common control	8,653	—	—	(169,637)	—
Proceeds from warrant transactions	—	—	—	—	2,261
Proceeds from exercise of stock options	—	17	38	51	4,051
Purchases of stock for tax withholding obligations on vested restricted stock	(261)	(226)	(1,194)	(5,691)	(11,744)
Net cash provided by (used in) financing activities	39,309	57,468	49,287	(75,708)	157,108
Effect of exchange rate changes on cash and cash equivalents	954	241	(3,345)	(1,259)	(6,646)
Net increase (decrease) in cash and cash equivalents	80,361	10,876	351,056	(268,131)	120,198
Cash and cash equivalents at beginning of period	377,126	366,250	374,562	725,618	605,420
Cash and cash equivalents, end of period	$457,487	$377,126	$725,618	$457,487	$725,618
Non-cash transactions:
Assignment of financing receivables to a third party financial institution	$13,554	$7,736	$—	$23,813	$—
Property, plant and equipment acquisitions funded by liabilities	6,408	13,243	10,888	6,408	10,888
Costs of solar power systems, leased and to be leased, sourced from existing inventory	37,625	38,591	10,158	117,692	10,158
Costs of solar power systems, leased and to be leased, funded by liabilities	6,544	6,712	1,767	6,544	1,767
Non-cash interest expense capitalized and added to the cost of qualified assets	612	411	327	1,773	2,423
Issuance of warrants in connection with the Liquidity Support Agreement	—	—	—	50,327	—

(1)	As adjusted to reflect the balances of Tenesol S.A. beginning October 10, 2011, as required under the accounting guidelines for a transfer of an entity under common control.

(2)	As adjusted to conform to the current period presentation for solar power systems leased and to be leased.

(In thousands, except per share data)
	THREE MONTHS ENDED			TWELVE MONTHS ENDED		THREE MONTHS ENDED			TWELVE MONTHS ENDED
	Dec. 30, 2012	Sep. 30, 2012	Jan. 1, 2012	Dec. 30, 2012	Jan. 1, 2012	Dec. 30, 2012	Sep.30, 2012	Jan. 1, 2012	Dec. 30, 2012	Jan. 1, 2012
	(Presented on a GAAP Basis)					(Presented on a non-GAAP Basis)
Gross margin	$46,877	$80,773	$42,278	$246,398	$226,218	$146,960	$85,464	$91,766	$403,994	$337,683
Operating income (loss)	$(112,285)	$(74,022)	$(69,406)	$(287,708)	$(534,098)	$58,654	$10,662	$(5,127)	$95,307	$18,673
Net income (loss) per share of common stock:
- Basic	$(1.22)	$(0.41)	$(0.94)	$(3.01)	$(6.28)	$0.18	$0.03	$0.04	$0.18	$0.16
- Diluted	$(1.22)	$(0.41)	$(0.94)	$(3.01)	$(6.28)	$0.18	$0.03	$0.04	$0.18	$0.16

About SunPower's Non-GAAP Financial Measures

To supplement its consolidated financial results presented in accordance with GAAP, SunPower uses non-GAAP measures which are adjusted from the most directly comparable GAAP results for certain items, as described below. In addition, the presentation of non-GAAP gross margin and non-GAAP operating income includes the results of discontinued operations. Management does not consider these items in evaluating the core operational activities of SunPower. The specific non-GAAP measures listed below are gross margin, operating income (loss) and net income (loss) per share. Management believes that each of these non-GAAP measures (gross margin, operating income (loss) and net income (loss) per share) are useful to investors by enabling them to better assess changes in each of these key elements of SunPower's results of operations across different reporting periods on a consistent basis, independent of these items. Thus, each of these non-GAAP financial measures provides investors with another method for assessing SunPower's operating results in a manner that is focused on its ongoing core operating performance, absent the effects of these items. Management also uses these non-GAAP measures internally to assess the business and financial performance of current and historical results, for strategic decision making, forecasting future results and evaluating the company's current performance. Many of the analysts covering SunPower also use these non-GAAP measures in their analyses. Given management's use of these non-GAAP measures, SunPower believes these measures are important to investors in understanding SunPower's current and future operating results as seen through the eyes of management. These non-GAAP measures are not in accordance with or an alternative for GAAP financial data, the non-GAAP measures should be reviewed together with the GAAP measures and are not intended to serve as a substitute for results under GAAP, and may be different from non-GAAP measures used by other companies.

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Non-GAAP gross margin. The use of this non-GAAP financial measure allows management to evaluate the gross margin of SunPower's core businesses and trends across different reporting periods on a consistent basis, independent of charges including amortization of intangible assets, stock-based compensation, charges on manufacturing step reduction program, non-recurring idle equipment impairment, certain losses due to change in European government incentives, acquisition and integration costs, and interest expense. In addition, the presentation of non-GAAP gross margin includes the revenue recognition of utility and power plant projects on a non-GAAP basis. This non-GAAP financial measure is an important component of management's internal performance measurement process as it is used to assess the current and historical financial results of the business, for strategic decision making, preparing budgets and forecasting future results. Management presents this non-GAAP financial measure to enable investors and analysts to evaluate SunPower's revenue generation performance relative to the direct costs of revenue of its core businesses.

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Non-GAAP operating income (loss). The use of this non-GAAP financial measure allows management to evaluate the operating results of SunPower's core businesses and trends across different reporting periods on a consistent basis, independent of charges including goodwill and other intangible asset impairment , amortization of intangible assets and promissory notes, stock-based compensation, charges on manufacturing step reduction program, non-recurring idle equipment impairment, restructuring charges, class action settlement, acquisition and integration costs, certain losses due to change in European government incentives, and interest expense. In addition, the presentation of non-GAAP operating income (loss) includes the revenue recognition of utility and power plant projects on a non-GAAP basis. Non-GAAP operating income (loss) is an important component of management's internal performance measurement process as it is used to assess the current and historical financial results of the business, for strategic decision making, preparing budgets and forecasting future results. Management presents this non-GAAP financial measure to enable investors and analysts to understand the results of operations of SunPower's core businesses and to compare results of operations on a more consistent basis against that of other companies in the industry.

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Non-GAAP net income (loss) per share. Management presents this non-GAAP financial measure to enable investors and analysts to assess SunPower's operating results and trends across different reporting periods on a consistent basis, independent of items including goodwill and other intangible asset impairment , amortization of intangible assets and promissory notes, stock-based compensation, charges on manufacturing step reduction program, non-recurring idle equipment impairment, restructuring charges, class action settlement, acquisition and integration costs, certain losses due to change in European government incentives, interest expense, net gains (losses) on mark-to-market derivative instruments, share lending arrangement , sale of or change in our equity interest in unconsolidated investee, and the tax effects of these non-GAAP adjustments. In addition, the presentation of non-GAAP net income (loss) includes the revenue recognition of utility and power plant projects on a non-GAAP basis. Management presents this non-GAAP financial measure to enable investors and analysts to compare SunPower's operating results on a more consistent basis against that of other companies in the industry.

Included items

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Revenue and cost of revenue. The Company includes adjustments to Non-GAAP revenue and Non-GAAP cost of revenue related to the utility and power plant projects based on the separately identifiable components of the transactions in order to reflect the substance of the transactions. Such treatment is consistent with accounting rules under International Financial Reporting Standards (IFRS). On a GAAP basis, such revenue and costs of revenue are accounted for under U.S GAAP real estate accounting guidance. Management presents this non-GAAP financial measure to enable investors and analysts to evaluate SunPower's revenue generation performance relative to the direct costs of revenue of its core businesses.

Excluded Items

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Goodwill and other intangible asset impairment. In the third quarters of 2012 and 2011, the Company recorded goodwill and other intangible asset impairment of $59.6 million and $349.8 million, respectively, attributable to the change in public market valuation of the solar sector. SunPower excludes these items because these expenses are not reflective of ongoing operating results in the period incurred. These amounts arise from prior acquisitions and have no direct correlation to the operation of SunPower's core businesses.

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Amortization of intangible assets. SunPower incurs amortization of intangible assets as a result of acquisitions, which includes in-process research and development, patents, project assets, purchased technology and trade names. SunPower excludes these items because these expenses are not reflective of ongoing operating results in the period incurred. These amounts arise from prior acquisitions and have no direct correlation to the operation of SunPower's core businesses.

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Stock-based compensation. Stock-based compensation relates primarily to SunPower stock awards such as stock options and restricted stock. Stock-based compensation is a non-cash expense that varies in amount from period to period and is dependent on market forces that are difficult to predict. As a result of this unpredictability, management excludes this item from its internal operating forecasts and models. Management believes that non-GAAP measures adjusted for stock-based compensation provide investors with a basis to measure the company's core performance against the performance of other companies without the variability created by stock-based compensation.

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Restructuring charges. In the fourth quarter of fiscal 2011, the Company approved a company-wide restructuring program (the December 2011 Restructuring Plan) in order to accelerate operating cost reduction and improve overall operating efficiency. In April 2012, as a result of continued cost reduction strategy, the Company approved a restructuring plan (the April 2012 Restructuring Plan) to consolidate its Philippine manufacturing operations into Fab 2 and begin repurposing Fab 1 in the second quarter of fiscal 2012. In October 2012, the Company approved a reorganization to accelerate operating cost reduction and improve overall operating efficiency (the October 2012

Restructuring Plan). Restructuring charges are excluded from non-GAAP financial measures because they are not considered core operating activities and such costs have historically occurred infrequently. Although SunPower has engaged in restructuring activities in the past, each has been a discrete event based on a unique set of business objectives. As such, management believes that it is appropriate to exclude restructuring charges from SunPower's non-GAAP financial measures as they are not reflective of ongoing operating results or contribute to a meaningful evaluation of a company's past operating performance.

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Charges on manufacturing step reduction program. As part of its cost reduction roadmap, SunPower implemented a manufacturing step reduction program, which required the acceleration of depreciation on certain previously owned manufacturing equipment. The charges as a result of the acceleration of depreciation are excluded as they are non-cash in nature and not reflective of ongoing operating results. Excluding this data provides investors with a basis to compare the company's performance against the performance of other companies without such charges.

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Non-recurring idle equipment impairment. In the fourth quarter of 2012, the Company changed the deployment plan for its next generation of solar cell technology, which made certain then temporarily idle equipment obsolete, and therefore, impaired those equipment. Such asset impairment is excluded from SunPower's non-GAAP financial measures as it is non-recurring and non-cash in nature and not reflective of ongoing operating results. Excluding this data provides investors with a basis to compare the company's performance against the performance of other companies without such charges.

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Class action settlement. In December 2012, the Company reached an agreement in principle to settle the consolidated securities class action lawsuit for $19.7 million and recorded a charge of the same amount in the fourth quarter of 2012. The lawsuits arose from the Audit Committee's investigation announcement on November 16, 2009 regarding certain unsubstantiated accounting entries. The Company excludes this charge from its non-GAAP financial measures as it is non-recurring and not reflective of ongoing operating results. Excluding this data provides investors with a basis to compare the company's performance against the performance of other companies without such charges.

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Acquisition and integration costs. SunPower excludes expenses such as legal, banking and other professional services incurred in connection with Total Gas & Power USA, SAS's investment in SunPower as well as integration costs related to Tenesol acquisition. SunPower excludes such charges because these expenses are not reflective of ongoing operating results in the period incurred. These amounts arise from the investment made by Total and the acquisition of Tenesol and have no direct correlation to the operation of SunPower's core businesses.

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Amortization of promissory notes. Included in the total consideration for a prior acquisition completed on March 26, 2010 is $14 million in promissory notes to the acquiree's management shareholders issued by SunPower. Since the vesting and payment of the promissory notes are contingent on future employment, the promissory notes are considered deferred compensation and therefore are not included in the purchase price allocated to the net assets acquired. SunPower excludes this non-cash charge over the service period required under the terms of the promissory notes because these expenses are not reflective of ongoing operating results in the period incurred. These amounts arise from prior acquisitions and have no direct correlation to the operation of SunPower's core businesses.

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Loss on change in European government incentives. On May 5, 2011, the Italian government announced a legislative decree which defined the revised feed-in-tariff ("FIT") and the transition process effective June 1, 2011. The decree announced a decline in FIT and also set forth a limit on the construction of solar plants on agricultural land. Similarly, other European countries reduced government incentives for the solar market. Such changes had a materially negative effect on the market for solar systems in Europe and affected SunPower's financial results as follows:

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Restructuring. In response to reductions in European government incentives, which have had a significant impact on the global solar market, on June 13, 2011, SunPower's Board of Directors approved a restructuring plan to realign its resources. As a result, SunPower recorded restructuring charges during fiscal 2011. Restructuring charges are excluded from non-GAAP financial measures because they are not considered core operating activities and such costs have historically occurred infrequently. Although SunPower has engaged in restructuring activities in the past, each has been a discrete event based on a unique set of business objectives. As such, management believes that it is appropriate to exclude restructuring charges from SunPower's non-GAAP financial measures as they are not reflective of ongoing operating results or contribute to a meaningful evaluation of a company's past operating performance.

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Write-down of project assets. Project assets consist primarily of capitalized costs relating to solar power system projects in various stages of development that we incur prior to the sale of the solar power system to a third party. These costs include costs for land and costs for developing and constructing a solar power system. The fair market value of these project assets declined due to SunPower's inability to develop, commercialize and sell active projects within Europe. Such charges are excluded from non-GAAP financial measures as they are related to a discrete event and are not reflective of ongoing operating results.

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Third-party inventory charges. Charges relate to the write-down of third-party inventory and costs associated with the termination of above-market third-party solar cell supply contracts as the decline in European government incentives, primarily in Italy, has driven down demand and average selling price in certain areas of Europe. Such charges are excluded from non-GAAP financial measures as they are related to a discrete event and are not reflective of ongoing operating results.

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Loss on foreign currency derivatives. SunPower has an active hedging program designed to reduce its exposure to movements in foreign currency exchange rates. As a part of this program, SunPower designates certain derivative transactions as effective cash flow hedges of anticipated foreign currency revenues and records the effective portion of changes in the fair value of such transactions in accumulated other comprehensive income (loss) until the anticipated revenues have occurred, at which point the associated income or loss would be recognized in revenue. In the first quarter of fiscal 2011, in connection with the decline in forecasted revenue surrounding the change in the Italian FIT, SunPower reclassified an amount held in accumulated other comprehensive income (loss) to other income (expense), net for certain previously anticipated transactions which did not occur or were now probable not to occur. SunPower excludes this item as it is not reflective of ongoing operating results and excluding this data provides investors with a basis to compare the company's performance against the performance of other companies without such transactions.

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Non-cash interest expense. SunPower separately accounted for the liability and equity components of its convertible debt issued in 2007 in a manner that reflected interest expense equal to its non-convertible debt borrowing rate. In addition, SunPower measured the two share lending arrangements entered into in connection with its convertible debt issued in 2007 at fair value and amortized the imputed share lending costs in current and prior periods. As a result, SunPower incurs interest expense that is substantially higher than interest payable on its 1.25% senior convertible debentures and 0.75% senior convertible debentures.

In addition, SunPower separately accounted for the fair value liabilities of the embedded cash conversion option and the over-allotment option on its 4.5% senior cash convertible debentures issued in 2010 as an original issue discount and a corresponding derivative conversion liability. As a result, SunPower incurs interest expense that is substantially higher than interest payable on its 4.5% senior cash convertible debentures. SunPower excludes non-cash interest expense because the expense is not reflective of its ongoing financial results in the period incurred. In addition, in connection with the Liquidity Support Agreement with Total executed on February 28, 2012, the Company issued warrants to Total to acquire 9,531,677 shares of its common stock. The fair value of the warrants is recorded as debt issuance costs and amortized over the expected life of the agreement.  As a result, SunPower incurs non-cash interest expense associated with the amortization of the warrants. Excluding this data provides investors with a basis to compare the company's performance against the performance of other companies without non-cash interest expense.

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Gain (loss) on mark-to-market derivative instruments. In connection with the issuance of its 4.5% senior cash convertible debentures in 2010, SunPower entered into certain convertible debenture hedge and warrant transactions with respect to its class A common stock intended to reduce the potential cash payments that would occur upon conversion of the debentures. The convertible debenture hedge and warrant transactions consisting of call option instruments are deemed to be mark-to-market derivatives until such transactions settle or expire. As of December 23, 2010, the warrant transactions were amended to be share-settled rather than cash-settled, therefore, the warrant transactions are not subject to mark-to-market accounting treatment subsequent to December 23, 2010. In addition, the embedded cash conversion option of the debt is deemed to be a mark-to-market derivative instrument during the period in which the cash convertible debt remains outstanding. Finally, the over-allotment option in favor of the debenture underwriters is deemed a mark-to-market derivative instrument during the period the over-allotment option remained unexercised, or from April 1, 2010 through April 5, 2010. SunPower excluded the net gain (loss) relating to the above mentioned derivative instruments from its non-GAAP results because it was not realized in cash and it is not reflective of the company's ongoing financial results. Excluding this data provides investors with a basis to compare the company's performance against the performance of other companies without a net non-cash gain (loss) on mark-to-market derivative instruments.

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Gain on share lending arrangement. The Company loaned 2.9 million shares of its class A common stock to Lehman Brothers International (Europe) Limited (“LBIE”) in 2007. On September 15, 2008, Lehman Brothers Holding Inc.

(“Lehman”) filed bankruptcy and thus the Company recorded a $213.4 million non-cash loss in the third quarter of 2008. In the fourth quarter of 2010, the Company entered into an assignment agreement with Deutsche Bank AG - London Branch ("Deutsche Bank") under which the Company assigned to Deutsche Bank its claims against LBIE in connection with the share lending arrangement for cash proceeds of $24.0 million. On July 3, 2012, pursuant to the February 2007 Share Lending Arrangement with LBIE and its 2010 assignment of claims to Deutsche Bank after the 2008 bankruptcy filing of Lehman, the Company received $50.6 million of claim settlement in cash from Deutsche Bank for the shares loaned to LBIE, which shares were not returned to the Company following the bankruptcy of Lehman. The Company had excluded the $213.4 million non-cash loss in the third quarter of 2008 from its non-GAAP results of operations. The Company has also excluded the $24.0 million and $50.6 million of cash received from the sale of its claim against LBIE to Deutsche Bank in the fourth quarter of 2010 and in the third quarter of 2012, respectively. Excluding the data related to the share lending arrangement provides investors with a basis to compare the Company's performance against the performance of other companies without such non-operational transactions.

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Gain on change in equity interest in unconsolidated investee. On June 30, 2010, Woongjin Energy Co., Ltd (“Woongjin Energy”) completed its initial public offering and the sale of 15.9 million new shares of common stock. In the second quarter of 2011, Woongjin Energy issued additional equity to other investors. SunPower did not participate in these common stock issuances by Woongjin Energy. As a result of the new common stock issuances by Woongjin Energy, SunPower's percentage equity interest in Woongjin Energy decreased and SunPower recognized a non-cash gain in both the second quarter of 2011 and 2010, representing the excess of the price over SunPower's per share carrying value of its shares. SunPower excluded the non-cash gain from its non-GAAP results because it was not realized in cash and it is not reflective of its ongoing financial results. Excluding this data provides investors with a basis to compare SunPower's performance against the performance of other companies without non-cash income from a gain on change in its equity interest in unconsolidated investees.

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Gain on sale of equity interest in unconsolidated investee. As noted in the “Gain on change in equity interest in unconsolidated investee” section above, SunPower previously excluded certain non-cash gains from its non-GAAP results.  During the first quarter of 2012, SunPower sold its equity interests in Woongjin Energy. As the gain on sale was now realized in cash, SunPower recognized an incremental gain on sale in its non-GAAP results based on the cumulative amount of gains previously excluded from non-GAAP results and the proportional amount of equity interests sold.

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Tax effect. This amount is used to present each of the amounts described above on an after-tax basis with the presentation of non-GAAP net income (loss) per share. Beginning in the first quarter of 2012, the Company's non-GAAP tax amount is based on estimated cash tax expense and reserves.  This approach is designed to enhance the ability of investors to understand the Company's tax expense on its current operations, provide improved modeling accuracy, and substantially reduce fluctuations caused by GAAP to non-GAAP adjustments which may not reflect actual cash tax expense. The Company forecasts its annual cash tax liability and allocates the tax to each quarter in proportion to earnings for that period. Non-GAAP tax amounts for periods prior to fiscal 2012 have not been adjusted to reflect this new methodology.

For more information on these non-GAAP financial measures, please see the tables captioned "Reconciliations of GAAP Measures to Non-GAAP Measures" set forth at the end of this release and which should be read together with the preceding financial statements prepared in accordance with GAAP.

SUNPOWER CORPORATION
RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES
(Unaudited)
(In thousands, except per share data)

STATEMENT OF OPERATIONS DATA:

	THREE MONTHS ENDED						TWELVE MONTHS ENDED
	Dec. 30, 2012		Sep. 30, 2012		Jan. 1, 2012		Dec. 30, 2012		Jan. 1, 2012
GAAP AMERICAS revenue	$520,200		$502,373		$323,460		$1,696,348		$1,266,347
Utility and power plant projects	106,052		(42,268)		186,423		204,811		186,423
Non-GAAP AMERICAS revenue	$626,252		$460,105		$509,883		$1,901,159		$1,452,770
GAAP EMEA revenue	$89,410		$88,547		$248,635		$489,484		$924,337
Change in European government incentives	—		—		(649)		(193)		(649)
Non-GAAP EMEA revenue	$89,410		$88,547		$247,986		$489,291		$923,688
GAAP total revenue	$678,525		$648,948		$625,276		$2,417,501		$2,374,376
Utility and power plant projects	106,052		(42,268)		186,423		204,811		186,423
Change in European government incentives	—		—		(649)		(193)		(649)
Non-GAAP total revenue	$784,577		$606,680		$811,050		$2,622,119		$2,560,150
GAAP AMERICAS gross margin	$82,845	15.9%	$92,941	18.5%	$31,154	9.6%	$280,931	16.6%	$134,576	10.6%
Utility and power plant projects	82,294		(5,815)		39,386		107,163		39,386
Amortization of intangible assets	42		42		42		167		404
Stock-based compensation expense	1,438		1,589		1,015		6,181		5,974
Acquisition and integration costs	(12)		15		—		14		—
Change in European government incentives	—		—		3,386		4,029		20,765
Charges on manufacturing step reduction program	1,667		3,958		—		8,095		—
Non-recurring idle equipment impairment	7,001		—		—		7,001		—
Non-cash interest expense	293		308		177		1,024		1,194
Non-GAAP AMERICAS gross margin	$175,568	28.0%	$93,038	20.2%	$75,160	14.7%	$414,605	21.8%	$202,299	13.9%
GAAP EMEA gross margin	$(47,661)	(53.3)%	$(23,075)	(26.1)%	$923	0.4%	$(70,509)	(14.4)%	$56,007	6.1%
Amortization of intangible assets	—		751		795		2,341		858
Stock-based compensation expense	693		795		1,083		3,851		6,183
Acquisition and integration costs	(4)		5		—		6		—
Change in European government incentives	—		—		2,509		3,171		31,634
Charges on manufacturing step reduction program	575		1,444		—		3,667		—
Non-recurring idle equipment impairment	2,415		—		—		2,415		—
Non-cash interest expense	101		112		165		526		1,148
Non-GAAP EMEA gross margin	$(43,881)	(49.1)%	$(19,968)	(22.6)%	$5,475	2.2%	$(54,532)	(11.1)%	$95,830	10.4%
GAAP APAC gross margin	$11,693	17.0%	$10,907	18.8%	$10,201	19.2%	$35,976	(15.5)%	$35,635	19.4%
Stock-based compensation expense	453		368		185		1,578		1,030
Acquisition and integration costs	(4)		4		—		2		—
Change in European government incentives	—		—		708		1,476		2,667
Charges on manufacturing step reduction program	582		1,034		—		2,150		—
Non-recurring idle equipment impairment	2,447		—		—		2,447		—
Non-cash interest expense	102		81		37		292		222
Non-GAAP APAC gross margin	$15,273	22.2%	$12,394	21.4%	$11,131	20.9%	$43,921	(19.0)%	$39,554	21.5%
GAAP total gross margin	$46,877	6.9%	$80,773	12.4%	$42,278	6.8%	$246,398	(10.2)%	$226,218	9.5%
Utility and power plant projects	82,294		(5,815)		39,386		107,163		39,386
Amortization of intangible assets	42		793		837		2,508		1,262
Stock-based compensation expense	2,584		2,752		2,283		11,610		13,187
Acquisition and integration costs	(20)		24		—		22		—
Change in European government incentives	—		—		6,603		8,676		55,066
Charges on manufacturing step reduction program	2,824		6,436		—		13,912		—
Non-recurring idle equipment impairment	11,863		—		—		11,863		—
Non-cash interest expense	496		501		379		1,842		2,564
Non-GAAP total gross margin	$146,960	18.7%	$85,464	14.1%	$91,766	11.3%	$403,994	(15.4)%	$337,683	13.2%
GAAP operating expenses	$159,162		$154,795		$111,684		$534,106		$760,316
Amortization of intangible assets	(973)		(1,829)		(1,921)		(6,606)		(22,110)
Stock-based compensation expense	(6,676)		(6,519)		(5,013)		(30,829)		(31,938)
Goodwill and other intangible asset impairment	—		(59,581)		—		(59,581)		(349,758)
December 2011 Restructuring Plan	140		(2,098)		(7,477)		(7,946)		(7,477)
Acquisition and integration costs	(1,613)		(1,495)		(372)		(5,544)		(13,924)
Amortization of promissory notes	—		—		—		—		(3,486)
Change in European government incentives	(962)		(224)		19		(1,271)		(12,562)
April 2012 Restructuring Plan	(8,585)		(8,222)		—		(61,379)		—
October 2012 Restructuring Plan	(30,227)		—		—		(30,227)		—
Non-recurring idle equipment impairment	(2,226)		—		—		(2,226)		—
Class action settlement	(19,700)		—		—		(19,700)		—
Non-cash interest expense	(34)		(25)		(27)		(110)		(51)
Non-GAAP operating expenses	$88,306		$74,802		$96,893		$308,687		$319,010
GAAP operating loss	$(112,285)		$(74,022)		$(69,406)		$(287,708)		$(534,098)
Utility and power plant projects	82,294		(5,815)		39,386		107,163		39,386
Goodwill and other intangible asset impairment	—		59,581		—		59,581		349,758
December 2011 Restructuring Plan	(140)		2,098		7,477		7,946		7,477
Amortization of intangible assets	1,015		2,622		2,758		9,114		23,372
Stock-based compensation expense	9,260		9,271		7,296		42,439		45,125
Acquisition and integration costs	1,593		1,519		372		5,566		13,924
Amortization of promissory notes	—		—		—		—		3,486
Change in European government incentives	962		224		6,584		9,947		67,628
April 2012 Restructuring Plan	8,585		8,222		—		61,379		—
Charges on manufacturing step reduction program	2,824		6,436		—		13,912		—
October 2012 Restructuring Plan	30,227		—		—		30,227		—
Non-recurring idle equipment impairment	14,089		—		—		14,089		—
Class action settlement	19,700		—		—		19,700		—
Non-cash interest expense	530		526		406		1,952		2,615
Non-GAAP operating income (loss)	$58,654		$10,662		$(5,127)		$95,307		$18,673

NET INCOME (LOSS) PER SHARE:

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	Dec. 30, 2012	Sep. 30, 2012	Jan. 1, 2012	Dec. 30, 2012	Jan. 1, 2012
Basic:
GAAP net loss per share	$(1.22)	$(0.41)	$(0.94)	$(3.01)	$(6.28)
Reconciling items:
Utility and power plant projects	0.69	(0.05)	0.39	0.91	0.40
Goodwill and other intangible asset impairment	—	0.50	—	0.51	3.58
December 2011 Restructuring Plan	—	0.02	0.08	0.07	0.08
Amortization of intangible assets	0.01	0.02	0.03	0.08	0.24
Stock-based compensation expense	0.08	0.08	0.07	0.36	0.45
Acquisition and integration costs	0.01	0.01	—	0.05	0.14
Amortization of promissory notes	—	—	—	—	0.04
Change in European government incentives	0.01	—	0.07	0.08	0.74
April 2012 Restructuring Plan	0.07	0.07	—	0.52	—
Charges on manufacturing step reduction program	0.03	0.06	—	0.12	—
October 2012 Restructuring Plan	0.25	—	—	0.26	—
Non-recurring idle equipment impairment	0.12	—	—	0.12	—
Class action settlement	0.17	—	—	0.17	—
Non-cash interest expense	0.07	0.12	0.08	0.33	0.29
Gain on sale of equity interest in unconsolidated investee	—	—	0.22	0.02	0.27
Gain on share lending arrangement	—	(0.43)	—	(0.43)	—
Tax effect	(0.11)	0.04	0.04	0.02	0.21
Non-GAAP net income per share	$0.18	$0.03	$0.04	$0.18	$0.16
Diluted:
GAAP net loss per share	$(1.22)	$(0.41)	$(0.94)	$(3.01)	$(6.28)
Reconciling items:
Utility and power plant projects	0.69	(0.05)	0.40	0.91	0.40
Goodwill and other intangible asset impairment	—	0.50	—	0.51	3.57
December 2011 Restructuring Plan	—	0.02	0.08	0.07	0.08
Amortization of intangible assets	0.01	0.02	0.03	0.08	0.24
Stock-based compensation expense	0.08	0.08	0.07	0.36	0.46
Acquisition and integration costs	0.01	0.01	—	0.05	0.14
Amortization of promissory notes	—	—	—	—	0.04
Change in European government incentives	0.01	—	0.07	0.08	0.74
April 2012 Restructuring Plan	0.07	0.07	—	0.52	—
Charges on manufacturing step reduction program	0.03	0.06	—	0.12	—
October 2012 Restructuring Plan	0.25	—	—	0.26	—
Non-recurring idle equipment impairment	0.12	—	—	0.12	—
Class action settlement	0.17	—	—	0.17	—
Non-cash interest expense	0.07	0.12	0.08	0.33	0.29
Gain on sale of equity interest in unconsolidated investee	—	—	0.21	0.02	0.27
Gain on share lending arrangement	—	(0.43)	—	(0.43)	—
Tax effect	(0.11)	0.04	0.04	0.02	0.21
Non-GAAP net income per share	$0.18	$0.03	$0.04	$0.18	$0.16
Weighted-average shares:
GAAP net loss per share:
- Basic	119,148	118,952	98,527	117,093	97,724
- Diluted	119,148	118,952	98,527	117,093	97,724
Non-GAAP net income per share:
- Basic	119,148	118,952	98,527	117,093	97,724
- Diluted	120,034	119,176	98,926	117,717	99,241

Q1 2013 GUIDANCE (in thousands except per share data)	Q1 2013
Revenue (GAAP)	$450,000-$525,000
Revenue (non-GAAP)	$475,000-$550,000 (a)
Gross margin (GAAP)	3%-7%
Gross margin (non-GAAP)	18%-22% (b)
Net loss per diluted share (GAAP)	($0.85)-($0.60)
Net income per diluted share (non-GAAP)	$0.05-$0.20 (c)

(a)	Estimated non-GAAP amounts above include a net adjustment of approximately $25 million of the estimated revenue for utility and power plant projects for Q1 2013.

(b)
Estimated non-GAAP amounts above reflect adjustments that include the gross margin of approximately $71 million related to the non-GAAP revenue adjustments that are discussed above. In addition, the estimated non-GAAP amounts exclude estimated stock-based compensation expense of approximately $3 million, and estimated non-cash interest expense of approximately $1 million.

(c)
Estimated non-GAAP amounts above reflect adjustments that include the gross margin of approximately $71 million related to the non-GAAP revenue adjustments that are discussed above. In addition, the estimated non-GAAP amounts estimated stock-based compensation expense of approximately $12 million, estimated restructuring charges of approximately $8 million, estimated non-cash interest expense of approximately $12 million, estimated acquisition and integration costs of approximately $1 million, and the related tax effects of these non-GAAP adjustments

The following supplemental data represents the adjustments, individual charges and credits that are included and/or excluded from SunPower’s non-GAAP financial measures for each period presented in the Condensed Consolidated Statements of Operations contained herein.

SUPPLEMENTAL DATA
(In thousands)

THREE MONTHS ENDED

	December 30, 2012
	Revenue			Cost of revenue			Operating expenses			Other income (expense), net	Benefit from (provision for) income taxes
	AMERICAS	EMEA	APAC	AMERICAS	EMEA	APAC	Research and development	Selling, general and administrative	Restructuring charges
Utility and power plant projects	$106,052	$—	$—	$(23,758)	$—	$—	$—	$—	$—	$—	$—
Amortization of intangible assets	—	—	—	42	—	—	—	973	—	—	—
Stock-based compensation expense	—	—	—	1,438	693	453	1,085	5,591	—	—	—
December 2011 Restructuring Plan	—	—	—	—	—	—	—	—	(140)	—	—
Acquisition and integration costs	—	—	—	(12)	(4)	(4)	—	1,613	—	—	—
Change in European government incentives	—	—	—	—	—	—	—	—	962	—	—
April 2012 Restructuring Plan	—	—	—	—	—	—	—	—	8,585	—	—
Charges on manufacturing step reduction program	—	—	—	1,667	575	582	—	—	—	—	—
October 2012 Restructuring Plan	—	—	—	—	—	—	—	—	30,227	—	—
Non-recurring idle equipment impairment	—	—	—	7,001	2,415	2,447	2,226	—	—	—	—
Class action settlement	—	—	—	—	—	—	—	19,700	—	—	—
Non-cash interest expense	—	—	—	293	101	102	5	29	—	8,311	—
Tax effect	—	—	—	—	—	—	—	—	—	—	(12,823)
	$106,052	$—	$—	$(13,329)	$3,780	$3,580	$3,316	$27,906	$39,634	$8,311	$(12,823)

	September 30, 2012
	Revenue			Cost of revenue			Operating expenses			Other income (expense), net	Benefit from (provision for) income taxes
	AMERICAS	EMEA	APAC	AMERICAS	EMEA	APAC	Research and development	Selling, general and administrative	Restructuring charges
Utility and power plant projects	$(42,268)	$—	$—	$36,453	$—	$—	$—	$—	$—	$—	$—
Amortization of intangible assets	—	—	—	42	751	—	—	1,829	—	—	—
Stock-based compensation expense	—	—	—	1,589	795	368	1,045	5,474	—	—	—
Goodwill and other intangible asset impairment	—	—	—	—	—	—	—	59,581	—	—	—
December 2011 Restructuring Plan	—	—	—	—	—	—	—	—	2,098	—	—
Acquisition and integration costs	—	—	—	15	5	4	—	1,495	—	—	—
Change in European government incentives	—	—	—	—	—	—	—	—	224	—	—
April 2012 Restructuring Plan	—	—	—	—	—	—	—	—	8,222	—	—
Charges on manufacturing step reduction program	—	—	—	3,958	1,444	1,034	—	—	—	—	—
Non-cash interest expense	—	—	—	308	112	81	3	22	—	13,464	—
Gain on share lending arrangement	—	—	—	—	—	—	—	—	—	(50,645)	—
Tax effect	—	—	—	—	—	—	—	—	—	—	4,532
	$(42,268)	$—	$—	$42,365	$3,107	$1,487	$1,048	$68,401	$10,544	$(37,181)	$4,532

	January 1, 2012
	Revenue			Cost of revenue			Operating expenses			Other income (expense), net	Benefit from (provision for) income taxes
	AMERICAS	EMEA	APAC	AMERICAS	EMEA	APAC	Research and development	Selling, general and administrative	Restructuring charges
Utility and power plant project	$186,423	$—	$—	$(147,037)	$—	$—	$—	$—	$—	$—	$—
Amortization of intangible assets	—	—	—	42	795	—	—	1,921	—	—	—
Stock-based compensation expense	—	—	—	1,015	1,083	185	1,054	3,959	—	—	—
December 2011 Restructuring Plan	—	—	—	—	—	—	—	—	7,477	—	—
Acquisition and integration costs	—	—	—	—	—	—	—	372	—	—	—
Change in European government incentives	—	(649)	—	3,386	3,158	708	—	—	(19)	—	—
Non-cash interest expense	—	—	—	177	165	37	4	23	—	7,109	—
Mark-to-market derivatives	—	—	—	—	—	—	—	—	—	(12)	—
Gain on sale of equity interest in unconsolidated investee	—	—	—	—	—	—	—	—	—	21,589	—
Tax effect	—	—	—	—	—	—	—	—	—	—	4,203
	$186,423	$(649)	$—	$(142,417)	$5,201	$930	$1,058	$6,275	$7,458	$28,686	$4,203

TWELVE MONTHS ENDED

	December 30, 2012
	Revenue			Cost of revenue			Operating expenses			Other income (expense), net	Benefit from (provision for) income taxes
	AMERICAS	EMEA	APAC	AMERICAS	EMEA	APAC	Research and development	Selling, general and administrative	Restructuring charges
Utility and power plant projects	$204,811	$—	$—	$(97,648)	$—	$—	$—	$—	$—	$—	$—
Amortization of intangible assets	—	—	—	167	2,341	—	—	6,606	—	—	—
Stock-based compensation expense	—	—	—	6,181	3,851	1,578	5,005	25,824	—	—	—
Goodwill and other intangible asset impairment	—	—	—	—	—	—	—	59,581	—	—	—
December 2011 Restructuring Plan	—	—	—	—	—	—	—	—	7,946	—	—
Acquisition and integration costs	—	—	—	14	6	2	—	5,544	—	—	—
Change in European government incentives	—	(193)	—	4,029	3,364	1,476	—	—	1,271	—	—
April 2012 Restructuring Plan	—	—	—	—	—	—	—	—	61,379	—	—
Charges on manufacturing Step Reduction Program	—	—	—	8,095	3,667	2,150	—	—	—	—	—
October 2012 Restructuring Plan	—	—	—	—	—	—	—	—	30,227	—	—
Non-recurring idle equipment impairment	—	—	—	7,001	2,415	2,447	2,226	—	—	—	—
Class action settlement	—	—	—	—	—	—	—	19,700	—	—	—
Non-cash interest expense	—	—	—	1,024	526	292	14	96	—	36,225	—
Mark-to-market derivatives	—	—	—	—	—	—	—	—	—	(4)	—
Gain on sale of equity interest in unconsolidated investee	—	—	—	—	—	—	—	—	—	2,753	—
Gain on share lending arrangement	—	—	—	—	—	—	—	—	—	(50,645)	—
Tax effect	—	—	—	—	—	—	—	—	—	—	2,132
	$204,811	$(193)	$—	$(71,137)	$16,170	$7,945	$7,245	$117,351	$100,823	$(11,671)	$2,132

	January 1, 2012
	Revenue			Cost of revenue			Operating expenses			Other income (expense), net	Benefit from (provision for) income taxes
	AMERICAS	EMEA	APAC	AMERICAS	EMEA	APAC	Research and development	Selling, general and administrative	Restructuring charges
Utility and power plant projects	$186,423	$—	$—	$(147,037)	$—	$—	$—	$—	$—	$—	$—
Amortization of intangible assets	—	—	—	404	858	—	—	22,110	—	—	—
Stock-based compensation expense	—	—	—	5,974	6,183	1,030	6,166	25,772	—	—	—
Goodwill and other intangible asset impairment	—	—	—	—	—	—	—	349,758	—	—	—
December 2011 Restructuring Plan	—	—	—	—	—	—	—	—	7,477	—	—
Acquisition and integration costs	—	—	—	—	—	—	—	13,924	—	—	—
Amortization of promissory notes	—	—	—	—	—	—	—	2,122	1,364	—	—
Change in European government incentives	—	(649)	—	20,765	32,283	2,667	—	—	12,562	4,672	—
Non-cash interest expense	—	—	—	1,194	1,148	222	6	45	—	26,012	—
Mark-to-market derivatives	—	—	—	—	—	—	—	—	—	(343)	—
Gain on sale of equity interest in unconsolidated investee	—	—	—	—	—	—	—	—	—	25,917	—
Gain on change in equity interest in unconsolidated investee	—	—	—	—	—	—	—	—	—	(322)	—
Tax effect	—	—	—	—	—	—	—	—	—	—	20,685
	$186,423	$(649)	$—	$(118,700)	$40,472	$3,919	$6,172	$413,731	$21,403	$55,936	$20,685